Exhibit 15.1

Deloitte, lnc.
Contadores Públicos Autorizados
RUC 16292-152-155203 D.V. 65
Torre Banco Panamá, piso 12
Avenida Boulevard y la Rotonda
Costa del Este, Panamá
Apartado 0816-01558
Panamá, Rep. de Panamá

Teléfono: (507) 303-4100
Fax: (507) 269-2386
infopanama@deloitte.com
www.deloitte.com/pa

April 30, 2018

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Dear Sirs:

We have read Item 16F of Banco Latinoamericano de Comercio Exterior, S.A.’s Annual Report on Form 20-F dated April 30, 2018 (the “Annual Report”), for the year ended December 31, 2017, and have the following comments:

1.	We agree with the statements made in the first, third, fourth and fifth paragraphs of Item 16F of the Annual Report.

2.	We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Deloitte, Inc.
Panama, Republic of Panama

Deloitte LATCO
Firma miembro de
Deloitte Touche Tohmatsu Limited